Exhibit 99.1

Winston Pharmaceuticals, Inc. Announces Election of New Chief Executive Officer and Chairman of the Board of Directors

Vernon Hills, Illinois — July 28, 2009 - Winston Pharmaceuticals, Inc. (OTC BB: WPHM) (the “Company”) today announced that Joel E. Bernstein, M.D., the founder of Winston Laboratories, Inc., the Company’s wholly-owned subsidiary (“Winston Labs”), will resign as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, effective September 22, 2009, and that the Company’s Board of Directors has elected Jeffrey R. Bernstein, Ph.D. to assume the position of President and Chief Executive Officer, effective as of such date. The Board of Directors also appointed Robert A. Yolles, J.D., a member of the Company’s Board of Directors since 2008, to assume the position of Chairman of the Board, effective September 22, 2009. Dr. Joel Bernstein will remain as a director of the Company and serve as a consultant, primarily in the areas of product and business development.

Dr. Jeffrey Bernstein graduated Amherst College summa cum laude, was a Fulbright Scholar resident in Japan, and received an A.M. and Ph.D. in Business Economics from Harvard University. Following stints as an Advanced Research Fellow at Harvard and an academic position in public affairs and applied economics at the University of Wisconsin – Madison, Dr. Jeffrey Bernstein joined Winston Labs in 2001 where he moved through a succession of positions culminating in Chief Operating Officer from 2005 – 2007. On September 30, 2007, Dr. Jeffrey Bernstein resigned from Winston Labs, and entered into a consulting agreement with such company, effective as of October 1, 2007. He has served as a consultant to Winston Labs since 2007, and to the Company since the consummation of its merger transaction with Winston Labs on September 25, 2008.

Mr. Yolles received his B.A. and J.D. from Northwestern University and is the retired co-chairman of the worldwide corporate practice and, subsequently, the finance practice of the law firm Jones Day.

“I am very pleased that Jeffrey has agreed to succeed me as CEO of Winston,” said Joel Bernstein. “Jeffrey’s knowledge of the business aspects of the pharmaceutical industry is nonpareil, and with the addition of his youth and vigor, he provides us with a top officer with the requisite skill set to take the Company into its next phase of its growth. I will remain actively involved with the Company’s R&D and business development programs.”

Bob Yolles stated, “I have worked closely and successfully with Jeffrey in the past during my tenure as Chairman of the Board of Winston Labs, and I welcome the opportunity for us to join together as the Company moves forward.”

About Winston Pharmaceuticals

Winston Pharmaceuticals, Inc. is a development stage pharmaceutical company focused on pain control. The Company is developing products for large pain control markets, as well as for niche markets, where there are still significant unmet needs for pain management options with improved efficacy, safety, and tolerability profiles. The Company’s product candidates span a range of pain indications, including arthritis, neuropathic pain, cancer pain, post-operative pain, cluster headache and chronic daily headache.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACT: Winston Pharmaceuticals, Inc.

David Starr, Chief Financial Officer

(847) 362-8200